As filed with the Securities and Exchange Commission on November 20, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

STILLWATER MINING COMPANY

(Exact name of registrant as specified in its charter)

Delaware	81-0480654
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1321 Discovery Drive

Billings, Montana 59102

(Address of Principal Executive Offices and Zip Code)

STILLWATER MINING COMPANY 401(k) PLAN

STILLWATER MINING COMPANY BARGAINING UNIT 401(k) PLAN

(Full title of plan)

Terrell I. Ackerman

Interim Chief Executive Officer

Stillwater Mining Company

1321 Discovery Drive

Billings, Montana 59102

(406) 373-8700

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company:

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock ( $.01 par value)	1,250,000	$11.04	$13,800,000	$1,777.44

(1)	This Registration statement shall also cover any additional shares of the Registrant’s common stock which becomes issuable under the Stillwater Mining Company 401(k) Plan or Bargaining Unit 401(k) Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of outstanding shares of the Registrant’s common stock.
(2)	Estimated pursuant to Rules 457(c) and (h) under the Securities Act of 1933 solely for the purpose of calculating the registration fee and based on the average of the high and low sales prices for the Registrant’s common stock as reported on the New York Stock Exchange on November 13, 2013.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE PURSUANT TO GENERAL INSTRUCTION E OF FORM S-8

This Registration Statement on Form S-8 is filed by Stillwater Mining Company (the “Company”) and relates to (i) 250,000 shares of Company common stock, $.01 par value per share (“Common Stock”) that may be acquired by Company employees under the Company’s 401(k) Plan, and (ii) 1,000,000 shares of Common Stock that may be acquired by Company employees under the Company’s Bargaining Unit 401(k) Plan (the 401(k) Plan and the Bargaining Unit 401(k) Plan together, the “Plans”). Seven million (7,000,000) shares of Common Stock have been previously registered for issuance under the Plans on the Company’s Registration Statements on Form S-8 (Registration No. 333-70861 filed on January 20, 1999, Registration No. 333-76314 filed on January 4, 2002, Registration No. 333-129953 filed November 23, 2005, Registration No. 333-156262 filed December 18, 2008 and Registration No. 333-159144 filed May 12, 2009 (collectively, the “Prior Registration Statements”)), of which 1,950,000 shares were registered for issuance under the Company’s 401(k) Plan and 5,050,000 shares were registered for issuance under the Company’s Bargaining Unit 401(k) Plan. This Registration Statement relates to securities of the same class as those to which the Prior Registration Statements relate and is submitted in accordance with Section E of the General Instructions to Form S-8 regarding Registration of Additional Securities. Pursuant to Section E of the General Instructions to Form S-8, the contents of the Prior Registration Statements are incorporated herein by reference and made part of this Registration Statement, except as amended hereby.

Item 8. Exhibits.

Exhibit No.	Description.

5.1	Opinion of Holland & Hart LLP.

23.1	Consent of KPMG LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Holland & Hart LLP (contained in its opinion filed as Exhibit 5.1).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Billings, State of Montana, on November 20, 2013.

STILLWATER MINING COMPANY

By:	/s/ Terrell I. Ackerman
Terrell I. Ackerman
Interim Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature, Name and Title	Date

/s/ Terrell I. Ackerman Terrell I. Ackerman Interim Chief Executive Officer (Principal Executive Officer)	November 20, 2013

/s/ Gregory A. Wing Gregory A. Wing Vice President and Chief Financial Officer (Principal Accounting Officer)	November 20, 2013

/s/ Brian Schweitzer Brian Schweitzer, Chairman and Director	November 20, 2013

/s/ George M. Bee George M. Bee, Director	November 20, 2013

/s/ Michael S. Parrett Michael S. Parrett, Director	November 20, 2013

Signature, Name and Title	Date

/s/ Gary A. Sugar Gary A. Sugar, Director	November 20, 2013

/s/ Charles R. Engles Charles R. Engles, Director	November 20, 2013

/s/ Michael McMullen Michael McMullen, Director	November 20, 2013

/s/ Patrice E. Merrin Patrice E. Merrin, Director	November 20, 2013

EXHIBITS INDEX

Exhibit No.	Description

5.1	Opinion of Counsel.

23.1	Consent of KPMG LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Counsel (contained in its opinion filed as Exhibit 5.1).

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